EXHIBIT 1

JOINT FILING AGREEMENT

 Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Date: April 29, 2016

MVI PARTNERS, LLC

By:	/s/Joe Heimbrock
Joe Heimbrock
Managing Member

/s/Joe Heimbrock
Joe Heimbrock